Exhibit 99.1


       KAMAN REPORTS 2003 THIRD QUARTER, NINE MONTH RESULTS


BLOOMFIELD, Connecticut (October 31, 2003) - (NASDAQ:KAMNA) Kaman
Corp. today reported financial results for the third quarter and nine months ended September 30, 2003.

Net earnings for the 2003 third quarter were $1.2 million, or $0.05 per share diluted, including an after-tax gain of approximately $700 thousand, or about $0.03 per share diluted, as the result of post-closing adjustments associated with the sale of businesses in prior periods, compared to $5.6 million or $0.25 per share diluted in the same quarter last year. Net sales for the third quarter were $223.3 million compared to $218.3 million the previous year.

For the 2003 nine-month period, the company reported net earnings of $18.4 million, or $0.81 per share diluted, including a $10.6 million after-tax gain ($0.48 per share) from the sale of the company's Electromagnetics Development Center (EDC) in January, compared to a net loss of $39.5 million or $1.76 net loss per share diluted in the same period last year. Nine month net sales were $655.6 million, compared to $650.5 million the previous year.

Results for the 2002 nine-month period include pre-tax charges of $86.0 million taken in the second quarter of 2002 to cover the write-down of K-MAX helicopter assets, principally inventories; for cost growth associated with the Australian SH-2G(A) helicopter program; and to phase out operations at the company's Moosup, Conn. plant. The nine-month 2002 results also include a pre-tax $1.9 million gain from the sale of the company's microwave products line.


SEGMENT PERFORMANCE

Aerospace Segment
-----------------

Third quarter operating profits for the segment were $1.7 million (including the effect of $946 thousand in ongoing relocation and re-certification costs related to the Moosup, Conn. plant closure), compared to $7.2 million last year. Segment sales for the third quarter 2003 were $62.8 million, compared to $65.2 million in the 2002 period. The 2002 third quarter sales included $2.2 million from EDC.



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In the first nine months of 2003, the segment had operating profits of $15.5 million (including the effect of $2.1 million in ongoing relocation and re-certification costs related to the Moosup, Conn. plant closing), compared to an operating loss of $61.7 million in the 2002 nine-month period as a result of the pre-tax charges. Sales for the first nine months of 2003 were $187.4 million, compared to $201.3 million the previous year, which included $11.9 million from two divested businesses. The Australian program adjustment reduced segment sales in the 2002 nine-month period by $6.5 million.

The Aerospace segment serves the commercial aerospace and domestic and foreign defense markets with a variety of products including the SH-2G Super Seasprite naval helicopter and K-MAX medium-to-heavy lift helicopter, subcontracted commercial and military aerostructures, specialized bearings, and advanced technology products for specialized applications, including missile and bomb-fuzing devices.

During the quarter and first nine months of 2003 the Kaman Aerospace subsidiary was affected by several factors including the absence of new helicopter orders, the fact that the MD Helicopters, Inc. (MDHI) subcontract program is in stop-work mode, the transition of manufacturing from the Moosup plant to the Jacksonville, Fla. facility, and the current weak market for commercial airliners, which has caused order stretch-outs and a lower volume of deliveries than anticipated for certain Boeing programs. These conditions have resulted in lower sales, which in turn have resulted in overhead and general and administrative expenditures being absorbed at higher rates by active aerospace programs. This has led to generally lower profitability or losses for these programs.

Paul R. Kuhn, chairman, president and chief executive officer, said, "We continue to evaluate our overall cost structure in this environment. To date, the company has elected to continue expenditures for longer-term competitiveness in order to position it for the commercial aircraft market recovery that we believe will come, and to maintain our prime helicopter program capabilities."

Helicopter Programs
-------------------

Sales generated by the SH-2G Super Seasprite and K-MAX helicopter programs, including spare parts and sales support, totaled $21.3 million in the third quarter, compared to $20.3 million in the

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2002 period. Helicopter programs represented approximately 34 percent of segment sales for the quarter, compared to approximately 31 percent a year ago. Except for post-production support, the SH-2G helicopter program for New Zealand has been successfully completed, while the Australia program is in its later stages.

Production of the eleven SH-2G(A) aircraft for the Australia program is essentially complete. As previously reported, the aircraft lack the full Integrated Tactical Avionics System (ITAS) software and progress is being made on this element of the program. In September the Royal Australian Navy (RAN) began the process of provisional acceptance of these aircraft after receiving a critical "decision to proceed" from the Australian government. The company expects to be able to deliver the full capability of the ITAS weapons system software by the end of 2004. While the company believes its reserves are sufficient to cover estimated costs to complete the program, the task of software integration is yet to come, and that task could present issues that are difficult to anticipate.

In a smaller program, the company announced it had completed training of Polish Navy pilots, sensor operators and maintenance personnel as part of the Polish Navy's SH-2G Super Seasprite helicopter acquisition program. Poland acquired four of the aircraft from the U. S. Navy in 2002 that underwent refurbishment at Kaman. The four aircraft will operate aboard two FFG-7 class frigates that Poland also acquired from the U. S. Navy.

The company is marketing its existing K-MAX aircraft inventory, which was written down to an estimated fair market value last year, using sales and short-term leasing programs. During the quarter, two K-MAX helicopters were leased and two others were converted from leases to sales. These sales produced pre-tax profit of $2.1 million. The company will produce additional K-MAX aircraft only upon firm order by a customer.

Aircraft Structures and Components
----------------------------------

Third quarter aircraft structures and components sales were $25.7 million, compared to year-ago results of $31.2 million. This business contributed approximately 41 percent of the Aerospace segment's sales in the third quarter, compared to approximately 48 percent a year ago.



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Aerostructures subcontract work involves commercial and military aircraft programs. Current programs include production of assemblies such as wing structures and other parts for virtually all Boeing commercial aircraft and the C-17 military transport. This is an area the company has focused on as core to the business and important for the future. The low current and projected build rates for commercial airliners affect this business directly, and the market has become increasingly competitive and difficult on an industry-wide basis. The move from Moosup to Jacksonville was specifically undertaken to provide a lower cost base from which to compete. The physical completion of that move has been accompanied by phase-out costs in Moosup as well as learning curve and other ramp-up costs in Jacksonville, which have resulted in lower profitability or losses in certain aerostructures programs. While management believes that these costs hit their peak in the third quarter of 2003, the opportunity to operate at lower cost in Jacksonville remains evident and is an expectation for the future. The Jacksonville facility is now ready to accept additional business, which may take time to develop in the present environment.

Helicopter subcontract work involves commercial and military programs. The company's helicopter subcontracting group provides fuselages for the MD Helicopters 500 and 600 series helicopters and composite rotor blades for the MD Explorer helicopter. Total orders received from MDHI have run at significantly lower rates than originally anticipated due to lower than expected demand. The company's investment in these contracts consists of $4.5 million in billed receivables as of October 1 and $16.9 million in recoverable costs not billed (including start-up costs and other program expenditures). The company has received several partial payments in 2003, including a payment received on October 1. The recoverability of unbilled costs will depend to a significant extent upon MDHI's future requirements. The company has stopped production on these programs while working with MDHI to resolve overall payment issues and establish conditions under which production can be resumed.

The company's Kamatics specialty bearing business had increased sales and profits in the reporting period with military sales helping to offset continued softness in commercial and regional aircraft manufacturing. Initially involved principally in military programs, Kamatics products are now in wide use in commercial airliners operated by the major and regional airlines, and Boeing is Kamatics' largest customer.



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Advanced Technology Products
----------------------------

Sales of the company's advanced technology products in the 2003 third quarter rose to $15.8 million from $13.7 million a year ago. This business accounted for approximately 25 percent of Aerospace segment sales in the third quarter, compared to approximately 21 percent a year ago.

The company manufactures products for military and commercial markets, including safe, arm and fuzing devices for a number of major missile and bomb programs; and precision measuring systems, mass memory systems and electro-optic systems. The company's Kaman Dayron operation, acquired in July 2002, manufactures fuzes for a variety of munitions programs, and has the contract to develop a fuze for the U. S. Air Force and Navy Joint Programmable
Fuze (JPF) program.   Securing the JPF program was the principal
motivation for making the Dayron acquisition, as the program is expected to generate substantial business for the company once final qualification has been achieved and production orders have been received. As a result of qualification test results received during the first quarter of 2003, the company is implementing certain changes to the fuze design and production process and is conducting internal testing. This additional qualification work has delayed production unit sales and has increased program costs. Management now expects to resume final qualification testing by the end of 2003 and begin production in 2004.

Industrial Distribution Segment
-------------------------------

Industrial Distribution's operating profit was $2.8 million for the third quarter, compared to $3.0 million reported a year ago.
Sales were $122.6 million in the third quarter, compared to $120.3 million in the period a year ago.

For the nine-month period, operating profits were $9.0 million, compared to $9.1 million in the 2002 period. Nine-month sales were $364.7 million for 2003, compared to $358.7 million a year ago.

Kaman is the third largest U.S. industrial distributor servicing the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling market in the United States. Kaman offers more than 1.5 million items, as well as value-added services to a base of more than 50,000 customers

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spanning nearly every sector of U.S. industry, from its
geographically broad-based footprint of nearly 200 branches and regional distribution centers in the U.S., Canada and Mexico. At present the company covers 68 of the top 100 industrial markets in the U.S.

This segment is directly affected by national macroeconomic variables such as the percentage of plant capacity utilization within the U.S. industrial base, and the business tends to track the U.S. Industrial Production Index with a short lag. Conditions for manufacturers have remained soft since the second half of 2000, with capacity utilization remaining considerably below the 80 percent threshold considered a recession level by the U.S. government. As manufacturing continues to move off shore, and as customers permanently close facilities, recovery in industrial production becomes even more difficult.

Kuhn said, "Signs of meaningful national economic recovery have been inconsistent and inconclusive. The tone of the market remains weak as we enter the fourth quarter. The company believes that it has the appropriate platform, including the technology, systems management and customer and supplier relationships, to compete effectively in the evolving industrial distribution industry. The company's size and scale of operations allow it to attract highly skilled personnel and realize internal operating efficiencies, and also to take advantage of vendor incentives in the form of rebates, which tend to favor the larger distributors and remain an important factor in profitability. The company's resources and product knowledge enable it to offer a comprehensive product line and invest in sophisticated inventory management and control systems. The company's prominent position in the industry also enhances its ability to rebound during economic recoveries and to grow through additional acquisitions."

Success in the market requires a combination of competitive pricing and value-added services that save the customer money while helping them become more efficient and productive. Over the past several years, large companies have increasingly centralized their purchasing through suppliers that can service all of their plant locations across a wide geographic area. Kaman has expanded its presence in geographic markets considered key to winning these customers through acquisitions in the upper midwest and Mexico, and the selective opening of new branches. Furthering this strategy, the company acquired the net assets and business of Industrial Supplies, Inc. (ISI), of Birmingham, Alabama early in
the fourth quarter of 2003.   ISI distributes a wide variety of

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bearing, conveyor, electrical, fluid power and power transmission components used by manufacturing, mining, steel, lumber, pulp and paper, food and other industries. In addition to its Birmingham facilities, ISI has branches in Montgomery, Decatur and Muscle Shoals, Alabama, and in Pensacola, Florida.

"The acquisition of ISI expands our presence in the increasingly important southeast industrial market. It is our intent to grow this segment of the company by expanding into additional areas that enhance our ability to compete for large regional and national accounts," Kuhn said.


Music Distribution Segment
--------------------------

Music Distribution's operating profit was $2.8 million in the third quarter, compared to $2.3 million reported a year ago. Sales were $37.9 million in the third quarter, including $4.3 million from Latin Percussion, acquired in October 2002, compared to $32.8 million a year ago.

For the nine-month period the segment had operating profits of $6.0 million, compared to $4.4 million last year. Sales for the nine months of 2003 were $103.5 million, including $13.2 million from the acquisition of Latin Percussion, compared to $90.5 million the prior year.

The Music Distribution segment had good results for the quarter with sales and operating profits up from the previous year. Although the base business was flat, as consumers have taken a cautious approach to the economy, the addition of Latin Percussion, acquired in October 2002, has driven year-over-year improvement in the top and bottom line. The strength of the upcoming Christmas season will be an important factor in segment results for the year.

The segment is America's largest independent distributor of musical instruments and accessories, offering more than 15,000 products from five facilities in the U.S. and Canada to retailers of all sizes for musicians of all capabilities. Kaman's array of instruments includes premier and proprietary products, such as the company's Ovation (registered trademark) and Hamer (registered trademark) guitars, and Takamine (registered trademark) guitars under its exclusive North American distribution agreement. To build on its market leadership position, Kaman has significantly


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extended its line of percussion products and accessories over the past two years, augmenting its CB, Toca (registered trademark) and Gibraltar (registered trademark) lines with the addition of an exclusive distribution agreement with Gretsch (registered trademark) drums in 2001 and the acquisition of Latin Percussion, Inc., the world leader in hand percussion instruments in 2002. Kuhn said, "Professional users of the segment's products include many of the most popular superstar artists, and several of Kaman's popular trademark products are available to retailers only through the company, providing a significant competitive advantage. The acquisition of Latin Percussion has provided outstanding additions to the Kaman product lines, and the consolidation of LP into Kaman was rapid and successful.

In September the company acquired Genz Benz Enclosures, Inc., a small manufacturer of amplification and sound reinforcement equipment. Genz Benz had been working closely with Kaman Music for several years through an exclusive distribution agreement, so the acquisition brings Kaman control of the product source, but does not add immediate incremental sales. However, under Kaman, Genz Benz will have the resources to exploit its full potential."

Concluding Remark
-----------------

Kuhn said, "This was a difficult quarter for the company and many of the issues that impacted our business segments continue to be a concern. We believe, however, that the investments we are making in each of our segments and the actions we are taking are positioning the company to do well as the markets we serve recover."


Forward-Looking Statements
--------------------------
This release contains forward-looking information relating to the company's business and prospects, including the SH-2G and K-MAX helicopter programs, aerostructures and helicopter subcontract programs and components, advanced technology products, the industrial and music distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations.
Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions and thereafter contract negotiations with government authorities, including foreign governments; 2) political developments in countries where the company intends to do business; 3) standard government contract

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provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the company, particularly industrial production and commercial aviation, and global economic conditions; 5) satisfactory completion of the Australian SH-2G(A) program, including successful completion and integration of the full ITAS software; 6) recovery of the company's investment in the MD Helicopters, Inc. contracts; 7) actual costs for moving equipment and recertifying products and processes in connection with phase out of the Moosup, Connecticut facility; 8) JPF program final qualification test results and receipt of production orders;
9) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses; 10) successful sale or lease of existing K-MAX inventory; 11) the condition of consumer markets for musical instruments, including the strength of the Christmas season;
12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; and 15) currency exchange rates, taxes, changes in laws and regulations, inflation rates, general business conditions and other factors. Any forward-looking information should be considered with these factors in mind.

###

Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

















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                  KAMAN CORPORATION AND SUBSIDIARIES
            Condensed Consolidated Statements of Operations
                (In thousands except per share amounts)

                      For the Three Months   For the Nine Months
                      Ended September 30,    Ended September 30,
                       2003       2002        2003       2002
------------------------------------------------------------------
Net sales             $ 223,324  $ 218,266   $ 655,645  $ 650,500
Costs and expenses:
  Cost of sales (1)     168,584    160,961     484,615    552,444
  Selling, general and ad-
    ministrative expense 53,415     48,191     156,799    149,681
  Restructuring costs (2)     -          -           -      8,290
  Other operating
    (income)/expense, net  (493)      (501)     (1,107)    (1,008)
  Interest expense, net     739        713       2,258      1,580
  (Gain)/loss on sale
    of product lines and
    other assets, net    (1,317)        52     (18,143)    (1,852)
  Other expense, net        443        303       1,035      1,143
------------------------------------------------------------------
                        221,371    209,719     625,457    710,278
------------------------------------------------------------------
Earnings (loss) before
  income taxes            1,953      8,547      30,188    (59,778)
Income taxes (benefit)      765      2,975      11,750    (20,325)
------------------------------------------------------------------
Net earnings (loss)   $   1,188  $   5,572   $  18,438  $ (39,453)
==================================================================
Net earnings (loss) per share:
  Basic               $     .05  $     .25   $     .82  $   (1.76)
  Diluted (3)         $     .05  $     .25   $     .81  $   (1.76)
==================================================================
Average shares outstanding:
  Basic                  22,584     22,446      22,543     22,394
  Diluted (4)            23,585     23,521      23,516     22,394
==================================================================
Dividends declared
  per share           $     .11  $     .11   $     .33  $     .33
==================================================================

(1) Cost of sales for the nine months ended September 30, 2002 includes the write-off of K-MAX assets of $50,000 and Moosup facility assets of $2,679 which are associated with the charge taken in the Aerospace segment.

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(2) Restructuring costs for the nine months ended September 30,
2002 relate to the closure of the Moosup facility in 2003 and are associated with the charge taken in the Aerospace segment.

(3) The calculated diluted per share amounts for the three months ended September 30, 2003 and the nine months ended September 30, 2002 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

(4) Additional potentially diluted average shares outstanding of 1,186 for the nine months ended September 30, 2002 have been excluded from the average diluted shares outstanding due to the loss from operations in that year.

































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                  KAMAN CORPORATION AND SUBSIDIARIES
                         Segment Information
                           (In thousands)

                      For the Three Months   For the Nine Months
                      Ended September 30,    Ended September 30,
                       2003       2002        2003       2002
------------------------------------------------------------------
Net sales:
  Aerospace           $  62,785  $  65,226   $ 187,421  $ 201,253

  Industrial
    Distribution        122,571    120,259     364,699    358,734

  Music Distribution     37,968     32,781     103,525     90,513
------------------------------------------------------------------
                        223,324    218,266     655,645    650,500
==================================================================
Operating profit (loss):
  Aerospace               1,738      7,180      15,463    (61,694)

  Industrial Distribution 2,830      3,003       8,992      9,060

  Music Distribution      2,772      2,289       6,010      4,351
------------------------------------------------------------------
                          7,340     12,472      30,465    (48,283)
Interest, corporate and
    other expense, net(1)(6,704)    (3,873)    (18,420)   (13,347)

Gain/(loss) on sale of
  product lines and
  other assets, net       1,317        (52)     18,143      1,852
------------------------------------------------------------------
Earnings (loss) before
income taxes          $   1,953  $   8,547   $  30,188  $ (59,778)
==================================================================

(1) "Interest, corporate and other expense, net" increased for the three months ended September 30, 2003, the largest element of which is stock appreciation rights expense. The increase for the nine months ended September 30, 2003 is primarily due to a reduction in group insurance liabilities in 2002 that did not recur in 2003, and growth in stock appreciation rights expense, pension and interest expenses.

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                 KAMAN CORPORATION AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                           (In thousands)

                                   September 30,     December 31,
                                       2003             2002
------------------------------------------------------------------
Assets
Current assets:
     Cash and cash equivalents     $      8,005      $      5,571
     Accounts receivable, net           211,350            195,857
     Inventories                        165,166            164,715
     Income taxes receivable              6,050              5,192
     Deferred income taxes               27,999             28,450
     Other current assets                12,737             14,460
------------------------------------------------------------------
          Total current assets          431,307            414,245
------------------------------------------------------------------
Property, plant and equipment, net       53,341             61,635
Goodwill and other intangible assets     50,753             50,994
Other assets                              7,158              8,666
------------------------------------------------------------------
                                   $    542,559      $     535,540
==================================================================
Liabilities and shareholders' equity
Current liabilities:
     Notes payable                 $     10,579      $      10,307
     Accounts payable                    49,074             46,664
     Accrued contract loss               22,846             26,674
     Accrued restructuring costs          6,702              7,594
     Other accrued liabilities           26,391             23,583
     Advances on contracts               20,646             22,318
     Other current liabilities           17,988             19,954
     Income taxes payable                 3,040                  -
------------------------------------------------------------------
          Total current liabilities     157,266            157,094
------------------------------------------------------------------
Long-term debt, excluding
  current portion                        53,774             60,132
Other long-term liabilities              27,331             26,367
Shareholders' equity                    304,188            291,947
------------------------------------------------------------------
                                   $    542,559      $     535,540
==================================================================


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                 KAMAN CORPORATION AND SUBSIDIARIES
           Condensed Consolidated Statements of Cash Flows
                           (In thousands)

                                              For the Nine Months
                                              Ended September 30,
------------------------------------------------------------------
                                               2003          2002
                                               ----          ----
Cash flows from operating activities:
Net earnings (loss)                      $   18,438     $ (39,453)
     Depreciation and amortization            7,657         8,520
     Gain on sale of product lines
       and other assets, net                (18,143)       (1,852)
     Restructuring costs                          -         8,290
     Non-cash write-down of assets                -        52,679
     Deferred income taxes                    1,818       (22,250)
     Other, net                               1,618         2,430
     Changes in current assets and
       liabilities, excluding effects of
       acquisitions/divestitures:
         Accounts receivable                (17,820)      (29,072)
         Inventory                           (3,469)          713
         Income taxes receivable               (858)       (1,409)
         Accounts payable - trade             2,309        (8,380)
         Accrued contract loss               (3,828)       18,495
         Accrued restructuring costs           (892)         (520)
        Advances on contracts                  (893)       (3,277)
        Income taxes payable                  3,040             -
        Changes in other current assets
          and liabilities                     6,056        (9,303)
------------------------------------------------------------------
            Cash provided by (used in)
              operating activities           (4,967)      (24,389)
------------------------------------------------------------------
Cash flows from investing activities:
     Proceeds from sale of product
       lines and other assets                28,309         7,685
     Expenditures for property,
       plant & equipment                     (6,682)       (4,637)
     Acquisition of businesses,
       less cash acquired                      (465)      (35,302)
     Other, net                              (1,016)         (144)
------------------------------------------------------------------
            Cash provided by (used in)
              investing activities           20,146       (32,398)
------------------------------------------------------------------
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                                              For the Nine Months
                                              Ended September 30,
------------------------------------------------------------------
                                               2003          2002
                                               ----          ----
Cash flows from financing activities:
     Changes to notes payable                   293         7,283
     Additions / (reductions) to
       long-term debt                        (6,358)       31,680
     Proceeds from exercise of
       employee stock plans                     956         1,150
     Purchase of treasury stock                (205)           (5)
     Dividends paid                          (7,431)       (7,379)
     Other                                        -           979
------------------------------------------------------------------
            Cash provided by (used in)
              financing activities          (12,745)       33,708
------------------------------------------------------------------
Net increase (decrease) in cash
  and cash equivalents                        2,434       (23,079)

Cash and cash equivalents at
  beginning of period                         5,571        30,834
------------------------------------------------------------------
Cash and cash equivalents at
  end of period                          $    8,005     $   7,755
==================================================================


















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